AMENDMENT TO CONDITIONAL GUARANTY AND CONSENT OF GUARANTOR

AGREEMENT made as of the 28th day of April, 2008 between REIS, INC., a Maryland corporation formerly known as “Wellsford Real Properties, Inc.” and having an address of 530 Fifth Avenue, 5th Floor, New York, New York 10036 (“Guarantor”), and Wachovia Bank, National Association, a national association having an address at 375 Park Avenue, New York, New York 10152 (the “Bank”).

RECITALS
A.	The Bank made a loan in the original principal amount of $21,176,995.00 to East Lyme Housing Ventures, LLC (the “Borrower”), which loan (the “Loan”) is evidenced by a revolving promissory note in the original principal amount of $8,352,921.00 and a promissory note in the original principal amount of $12,824,074.00, each dated December 23, 2004 (collectively, the “Note”) and secured by a mortgage dated said date and recorded in Book 693 at Page 98 of the East Lyme Land Records (the “Mortgage”).

B.	The Guarantor guaranteed the repayment of the Loan pursuant to an Unconditional Guaranty dated as of December 23, 2004 (the “Guaranty”).
C.	Bank and Borrower have modified the Loan pursuant to a certain First Modification of Loan Agreement, Open-End Mortgage and Security Agreement, Assignment of Leases and Rents and Other Loan Documents dated November 2, 2005 (the “First Modification”).

D.	Bank and Borrower have further modified the Loan pursuant to a certain Second Modification of Notes, Loan Agreement, Open-End Mortgage and Security Agreement, Assignment of Leases and Rents and Other Loan Documents dated of even date herewith (the “Second Modification”).

E.	As an inducement to Bank entering into the Second Modification, the Guarantor has agreed to consent to the Second Modification, such consent to be evidenced by this Agreement.
AGREEMENT
In consideration of the foregoing, and for One Dollar ($1.00) and other valuable consideration received to the Guarantor’s satisfaction, the Guarantor hereby agrees as follows:
1.	The Guarantor hereby consents to the modification of the Loan as evidenced by the Second Modification, and agrees to be bound by its terms as they affect the Guaranteed Obligations.
2.	The Bank agrees that the liquidity requirement set forth in the Paragraph entitled “FINANCIAL COVENANTS” on page 6 is hereby reduced from $10,000,000.00 to $7,500,000.00. Said requirement will be further reduced on a dollar-for-dollar basis as and when Curtailment Payments (as defined in the Second Modification) are made under the Development Loan. In all other respects, the Guaranty remains unmodified and in full force and effect.

3.	All capitalized terms used herein which are not defined herein shall have the same meaning as described in the Guaranty.
4.	This Agreement shall be governed by the substantive laws of the State of Connecticut, without regard to the conflict of laws principles, and shall be binding upon the Guarantor and its successors and assigns.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has duly executed and delivered this Agreement as of the day and year first above written.

REIS, INC.
By:	/s/ Mark P. Cantaluppi Mark P. Cantaluppi Its Vice President and Chief Financial Officer Duly Authorized
WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Richard T. Callahan Jr. Richard T. Callahan Jr. Its Vice President Duly Authorized